NEWS RELEASE
	Contact:	Brian J. Gifford
Vice President of Human Resources
(936) 637-5246
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES PASSING OF
VICE PRESIDENT AND CORPORATE SECRETARY PAUL G. PEREZ

LUFKIN, Texas, July 12, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) announced today that Paul G. Perez, the company’s Vice President and Secretary, passed away this afternoon at Memorial Health Systems of East Texas in Lufkin, Texas.

Mr. Perez, a graduate of the University of Kansas and Washburn University School of Law, began his career with Lufkin Industries in July of 1993 as the company’s Director of Human Resources.  He was promoted to Vice President in 1996, and served as Vice President, General Counsel and Secretary from 1999 until May of 2011 when he stepped down as General Counsel as part of his anticipated retirement later in 2011.

In addition to his corporate responsibilities, he was an active member of the community and was currently serving on the Board of Memorial Health Systems of East Texas and had previously served as a Trustee of Angelina Community College, as President of the Board of Trustees of Stubblefield Learning Center, as a member of the Board of the Lufkin Adult Learning Center, and as a Trustee of the Kurth Memorial Library.

Mr. Perez is survived by Grace, his wife of 40 years, his two sons Gary and Joe, and his two grandchildren, Finley and Zane.

Services are planned to be held in Lufkin, Texas and will be announced separately by the family.

“Paul Perez has been a valuable member of the Lufkin team for nearly two decades,” said John F. "Jay" Glick, President and Chief Executive Officer. “His contributions have touched virtually every aspect of the company’s business during that time. In addition, Paul’s work in the community has also had a positive impact on the lives of many people in this area.  Today, we lost a dear friend, a colleague and mentor. He will be missed.”

Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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LUFK-IR

Lufkin Industries, Inc. ♦ 601 South Raguet ♦ Lufkin, Texas 75902 ♦ (936) 634-2211